Form 3 Joint Filer Information

Name: Adam Smith Companies, LLC

Address: c/o Cherry Tree Investments, Inc.

  301 Carlson Parkway, Suite 103

  Minnetonka, MN 55305

Designated Filer: Adam Smith Growth Partners, LP

Issuer & Ticker Symbol: Peoples Educational Holdings, Inc. (PEDH)

Date of Event Requiring Statement: November 20, 2009

Signature: /s/ Adam Smith Companies, LLC

  Its General Partner

  By Tony J. Christianson

  Its Chairman

Date: November 24, 2009